VAN KAMPEN SERIES FUND, INC.
Rule 10f-3 Transactions
 (Purchase of Securities by Portfolio From an Underwriting Syndicate in which an Affiliate is a Member)
October 1, 1998 through December 31, 1998

                       Date of
  Portfolio (Buyer)    Offering                Security               Shares



VK Aggressive Equity   11/10/98   Fox Entertainment Group              50,000
                       12/01/98   E-TEK Dynamics, Inc.                 13,500

VK Emerging Markets    11/02/98    OTE ADR (Hellenic Telecommunicatio  39,660

VK Equity Growth       11/10/98   Fox Entertainment Group               4,000
                       12/01/98   E-TEK Dynamics, Inc.                  3,200
                       12/09/98   Infinity Broadcasting Corporation     4,000
                       12/18/98   Clear Channel Communications          3,300
                       10/21/98   Conoco, Inc.                          4,000

VK International Magnu 10/22/98   NTT Mobile Communications, Inc.           7


*  Price in Japanese Yen

All Transactions were completed in accordance with rule 10f-3


Emerging Markets       10/16/97   China Telecom ADR                    12,950


Global Equity          11/17/97   Telstra Corp. LTD                   893,600
                       11/22/97   Benckiser NV                         60,500


International Magnum   11/22/97   Benckiser NV                          3,150


Latin American         10/07/97   Distribution & Servico               89,000
                       10/09/97   Banco Rio de la Plata ADR           269,820
                       11/06/97   LanChile ADR                         40,680


      Price Per          Total    % of Offering
        Share            Value                 Purchased



               $22.50  $1,125,000                              0.040%
                12.00     162,000                              0.338%

                11.00     436,260                              0.039%

                22.50      90,000                              0.003%
                12.00      38,400                              0.080%
                20.50      82,000                              0.003%
                48.38     159,638                              0.022%
                23.00      92,000                              0.003%

        3,900,000.00 *    231,493                              0.011%


             $30.500    $394,975                               0.010%


              $1.400  $1,251,040                               0.022%
              33.750   2,041,875                               0.490%


             $33.750    $106,313                               0.026%


             $17.000  $1,513,000                               0.826%
              15.000   4,047,300                               0.638%
              14.000     569,520                               0.569%







Underwriter or Dealer
 from Whom Purchased



Merrill Lynch
Dain Bosworth, USA

Salomon Brothers, Inc., Smith Barney & Co

Merrill Lynch
Golman Sachs
Merrill Lynch
Merrill Lynch
BT Securities Corp., Alex Brown & Sons., Merrill Lynch, JP Morgan

Nikko Securities Company International


SBC & Assoc., S.G. Warburg, Dillon Read & Co., Inc.

Goldman Sachs


J.B. Were & Son
Hoare Govett Securities


Hoare Govett Securities


J.P. Morgan & Co.
Merrill Lynch & Co.
Merrill Lynch & Co.

     Affiliated
       Broker


Lehman Bros., Mc Donald & Co., Robertson Stephens, Hembrecht & Quist
